Exhibit 5.1



                                                                October 19, 1999


Avnet, Inc.,
   2211 South 47th Street,
      Phoenix, Arizona 85034.

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933 (the "Act") of 756,826 shares (the "Shares") of Common Stock, par value $1.00 per share, of Avnet, Inc., a New York corporation (the "Company"), to be issued by the Company upon the exercise of stock options substituted for options originally issued to employees of Marshall Industries, a California corporation ("Marshall"), pursuant to its 1997 Stock Option Plan, 1992 Stock Option Plan and 1984 Stock Option Plan in accordance with the Agreement and Plan of Merger, dated as of June 25, 1999, between Marshall and the Company (the "Merger Agreement"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Shares (the "Registration Statement") has become effective under the Act and the merger provided for in the Merger Agreement has become effective in accordance with its terms and the options have been duly exercised and the purchase price for the Shares has been paid as provided in the options, the Shares will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the Federal laws of the United States and laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         In rendering this opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,
                                            /s/ Sullivan & Cromwell